Exhibit 10.4

THE TIMKEN COMPANY

Restricted Shares Agreement for Nonemployee Directors

{GRANTEE}:

The Timken Company (the “Company”) pursuant to its Amended and Restated 2011 Long-Term Incentive Plan (the “Plan”) has this day granted to you, the above-named grantee, a total of {NUMBER OF SHARES} Common Shares of the Company (“Common Shares”) subject to the following terms, conditions, limitations and restrictions:

1.    Rights of Grantee. The Common Shares subject to this grant shall be fully paid and non-assessable and shall be represented by a certificate or certificates registered in your name and endorsed with an appropriate legend referring to the restrictions hereinafter set forth. You shall have all the rights of a shareholder with respect to such shares, including the right to vote the shares and receive all dividends paid thereon, provided that such shares, and any additional shares that you may become entitled to receive by virtue of a share dividend, a merger or reorganization in which the Company is the surviving corporation or any other change in the capital structure of the Company, shall be subject to the restrictions hereinafter set forth.

2.    Restrictions on Transfer of Common Shares. The Common Shares subject to this grant may not be assigned, exchanged, pledged, sold, transferred or otherwise disposed of by you, except to the Company, and shall be subject to forfeiture as herein provided until five years have elapsed from the date of this grant, except that (a) 20 percent of such shares shall become freely transferable and non-forfeitable (“Vest”) at the end of each year from and after the date of this grant and (b) your rights with respect to such shares may be transferred by will or pursuant to the laws of descent and distribution. Any purported transfer in violation of the provisions of this paragraph shall be null and void, and the purported transferee shall obtain no rights with respect to such shares.

3.    Forfeiture of Awards. Subject to Section 5, all of the Common Shares subject to this grant that are then forfeitable shall be forfeited by you if your service as a member of the Board of Directors of the Company (a “Director”) is terminated before the fifth anniversary of the date of this grant; provided, however, if, before the fifth anniversary of the date of this grant, your service as a Director is terminated as a result of your death or disability, or your service as a Director involuntarily ceases other than for Cause (as defined in Section 5(c)), unless otherwise provided in Section 5(a), a portion of the shares covered by this grant that then remain forfeitable shall become freely transferable and non-forfeitable as follows: that number of shares shall become freely transferable and non-forfeitable which bears the same ratio to the total number of shares subject to this grant that then remain forfeitable and would have become non-forfeitable at the next anniversary date as the number of full months from the date of this grant (or, if such service is terminated after the first anniversary of the date of this grant, then from the date of the latest anniversary) to the date of termination of such service bears to 12, and the balance of the shares subject to this grant shall be forfeited to the Company.

4.    Retention of Certificates. During the period in which the restrictions on transfer and risk of forfeiture provided in paragraphs 2 and 3 above are in effect, the certificates representing the Common Shares covered by this grant shall be retained by the Company, together with the accompanying stock power signed by you and endorsed in blank.

5.    Change in Control.

(a) Upon a Change in Control occurring after the date of this grant but prior to the fifth anniversary of the date of this grant, if you have continuously served as a Director between the date of this grant and the date of such Change in Control, to the extent that the Common Shares have not previously been forfeited, the Common Shares shall Vest in full, except to the extent that a Replacement Award is provided to you to replace, continue or adjust the outstanding Common Shares (the “Replaced Award”). If you are provided with a Replacement Award in connection with the Change in Control, then if, upon or after receiving the Replacement Award, your service as a member of the Company’s Board of Directors (or the board of directors of any of the Company’s successors after the Change in Control (as applicable, the “Successor Company”)) involuntarily ceases other than for Cause within a period of two years after the Change in Control but prior to the fifth anniversary of the date of this grant, to the extent that the Replacement Award has not previously been forfeited, the Replacement Award will Vest in full.

(b)    For purposes of this agreement, a “Replacement Award” means an award (i) of the same type (i.e., common shares with time-based vesting) as the Replaced Award, (ii) that has a value at least equal to the value of the Replaced Award, (iii) that relates to publicly traded equity securities of the Successor Company in the Change in Control (or another entity that is affiliated with the Successor Company following the Change in Control), (iv) the tax consequences of which under the Code, if you are subject to U.S. federal income tax under the Code, are not less favorable to you than the tax consequences of the Replaced Award, and (v) the other terms and conditions of which are not less favorable to you than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent change in control). A Replacement Award may be granted only to the extent it does not result in the Replaced Award or Replacement Award failing to comply with or ceasing to be exempt from Section 409A of the Code. Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the preceding two sentences are satisfied. The determination of whether the conditions of this Section 5(b) are satisfied will be made in good faith by the Committee, as constituted immediately before the Change in Control, in its sole discretion.

(c)    For purposes of this agreement, “Cause” means your having committed any intentional act of fraud, embezzlement or theft in connection with your duties with the Company, any intentional wrongful disclosure of secret processes or confidential information of the Company or a Subsidiary, or any intentional wrongful engagement in any competitive activity that would constitute a material breach of your duty of loyalty to the Company, and no act, or failure to act, on your part shall be deemed “intentional” unless done or omitted to be done by you not in good faith and without reasonable belief that your action or omission was in or not opposed to the best interest of the Company.

6.    Detrimental Activity and Recapture.

(a)    In the event that, as determined by the Committee, you shall engage in Detrimental Activity during your service as a Director, the Common Shares covered by this agreement will be forfeited automatically and without further notice at the time of that determination notwithstanding any other provision of this agreement.

(b)    If a Restatement occurs and the Committee determines that you are personally responsible for causing the Restatement as a result of your personal misconduct or any fraudulent activity on your part, then the Committee has discretion to, based on applicable facts and circumstances and subject to applicable law, cause the Company to recover all or any portion (but no more than 100%) of the Common Shares covered by this agreement earned or payable to you for some or all of the years covered by the Restatement. The amount of any earned or payable Common Shares covered by this agreement recovered by the Company shall be limited to the amount by which such earned or payable Common Shares exceeded the amount that would have been earned by or paid to you had the Company’s financial statements for the applicable restated fiscal year or years been initially filed as restated, as reasonably determined by the Committee. The Committee shall also determine whether the Company shall effect any recovery under this Section 6(b) by: (i) seeking repayment from you; (ii) reducing, except with respect to any non-qualified deferred compensation under Section 409A of the Code, the amount that would otherwise be payable to you under any compensatory plan, program or arrangement maintained by the Company (subject to applicable law and the terms and conditions of such plan, program or arrangement); (iii) by withholding, except with respect to any non-qualified deferred compensation under Section 409A of the Code, payment of future increases in compensation (including the payment of any discretionary bonus amount) that would otherwise have been made to you in accordance with the Company’s compensation practices; or (iv) by any combination of these alternatives. For purposes of this agreement, “Restatement” means a restatement of any part of the Company’s financial statements for any fiscal year or years after 20__ due to material noncompliance with any financial reporting requirement under the U.S. securities laws applicable to such fiscal year or years.

7.    Severability. If any provision of this agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this agreement and the application of such provision in any other person or circumstances shall not be affected, and the provisions so held to be invalid, unenforceable or otherwise illegal shall be reformed to the extent (and only to the extent) necessary to make it enforceable, valid and legal.

8.    Processing of Information. Information about you and your participation in the Plan may be collected, recorded and held, used and disclosed for any purpose related to the administration of the Plan. You understand that such processing of this information may need to be carried out by the Company and its Subsidiaries and by third party administrators whether such persons are located within your country or elsewhere, including the United States of America. You consent to the processing of information relating to you and your participation in the Plan in any one or more of the ways referred to above.

9.    Relation to Plan. Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan.

[SIGNATURES ON THE FOLLOWING PAGE]

Dated this day of , 20

THE TIMKEN COMPANY

By:___________________________
William R. Burkhart
Sr. V.P. & General Counsel

Accepted and agreed to: _________________________

Dated: _____________________